EXHIBIT 99

For more information:
Patrick A. Kelly
CFO and Treasurer

United Community Financial Corp.
(330) 742-0592

FOR IMMEDIATE RELEASE

United Community and Home Savings expand Boards of Directors

     YOUNGSTOWN, Ohio (3/22/05) — United Community Financial Corp. (NASDAQ: UCFC) and The Home Savings and Loan Company (Home Savings) are announcing the expansion of their Boards of Directors, as well as the retirement of Donald R. Inglis, all effective March 16, 2005. Inglis’s retirement comes after serving on the Home Savings board for approximately 27 years.

     United Community is the Holding Company for Home Savings and Butler Wick Corp. (Butler Wick), both headquartered in Youngstown, Ohio. United Community’s Board has added three new seats, being filled by current Home Savings Board members Eugenia C. Atkinson, Executive Director for the Youngstown Metropolitan Housing Authority (YMHA); David G. Lodge, President and Chief Operating Officer, Home Savings; and Clarence R. Smith, Jr., Chairman of the Board of S-P Company. All three individuals will continue to serve on the Home Savings Board of Directors as well.

     Atkinson, Executive Director of Youngstown Metropolitan Housing Authority, also serves as a Trustee for the Youngstown State University Foundation and a director for the Western Reserve Care Division of Forum Health, the Mahoning Valley Community Corporation and the Better Business Bureau of Youngstown. In addition, she is a member of the Income Distribution/Appointing Committee for the Walter E. Watson Foundation, Youngstown Alumni Chapter of Delta Sigma Theta Sorority and the Leadership Mahoning Valley Alumni Association.

     Lodge has served as President and Chief Operating Officer of Home Savings since March of 2000. Prior to joining Home Savings, Lodge served as President and COO of the former Metropolitan Bank & Trust. He also serves on the boards of Vocational Guidance Services, Neighborhood Housing, Inc., Youngstown Central Area Community Improvement Corporation, the Youngstown Business Incubator, Youngstown-Warren Regional Chamber and University Circle, Inc.

     Smith serves as Chairman of the Board of S-P Company located in Columbiana, Ohio. S-P Company is the holding company for Compco Metal Products and Diamond Steel Construction Company. He also serves on the boards of Boardman United Methodist Church, Boy Scouts of America-Mahoning Valley Council and the Mahoning County Library. He is a member of the Goodwill Industries Advisory Board and the Mahoning Valley Council of Churches and Organizations for Protestant Men. He is also active in a number of civic organizations, including the Youngstown Area Chamber of Commerce, Western Reserve Port Authority and Children’s Learning Center through the Valley of Scottish Right.

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Board Additions
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     The Home Savings Board has added two new positions, which have been filled by Richard J. Schiraldi, Partner, Cohen & Company, Certified Public Accountants; and Dr. David C. Sweet, President, Youngstown State University. Both individuals will also continue to serve on the United Community Board of Directors.

     Schiraldi currently serves as partner and director of strategic development in the Youngstown office of Cohen & Company, Certified Public Accountants. Schiraldi serves on the boards of the Youngstown Central Area Community Improvement Corporation, the Youngstown Business Incubator, the Youngstown/Mahoning Valley United Way parent organization, the University Housing Corporation at Youngstown State University and is a trustee for the Northeast Ohio Council on Higher Education. He is also a member of the Board of Advisors of the Williamson College of Business Administration at YSU and Chairman of the Congressman’s Task Force for the Mahoning Valley Motor Speedway.

     Sweet is currently serving his fifth year as president of Youngstown State University. Sweet serves on the board of The Butler Institute of American Art, Industrial Information Institute for Education, Inc., Northeast Council on Higher Education, Northeastern Ohio Universities College of Medicine, Northeastern Educational Television of Ohio, Inc., Wick Neighbors, Inc. and Youngstown-Warren Regional Chamber. He is also chair of the Board of CityScape.

     With assets of $2.3 billion, Home Savings operates 36 banking offices and five loan production offices throughout Ohio and western Pennsylvania, employing nearly 700 people. Home Savings was recently recognized as “One of the Best Places to Work in Northeast Ohio” in 2004 by the Employers Resource Council.

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